Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
LHC Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-225718 and 333-224140 on Form S-8 of LHC Group, Inc. of our reports dated February 28, 2019, with respect to the consolidated balance sheets of LHC Group, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of LHC Group, Inc. Our report refers to a change in the method of accounting for revenue.
Our report dated, February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting excluded Almost Family, Inc. (“AFAM”), acquired in its “merger of equals” in April 2018. AFAM’s total assets and revenue represented approximately 8% and 33%, respectively, of the consolidated total assets and total revenue of LHC Group, Inc. as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of LHC Group, Inc. also excluded an evaluation of the internal control over financial reporting of AFAM.
/s/ KPMG LLP
Baton Rouge, Louisiana
February 28, 2019